News Release

Main Glory Holdings Ltd. Acquired by International Synergy Holding Co., Ltd

(BW)(NY-ALONG-MOBILE)(ISYH) Main Glory Holdings Ltd. Acquired by International Synergy Holding Co., Ltd

Business Editors

NEW YORK--(BUSINESS WIRE)--Dec. 2, 2005--International Synergy Holding Co., Ltd. (Pink Sheets:ISYH) announced today that it has closed on the purchase of all issued and outstanding shares of Main Glory Holdings Ltd ("Main Glory"), a Hong Kong Corporation.

Upon closing of the share exchange agreement, International Synergy Holding Co., Ltd.'s officers resigned and Jianwei Lee was named President, Chief Executive Officer and Chief Technology Officer; Zhen Wang was named Chief Financial Officer/Treasurer and Yeru Gao was named Chief Operation Officer, respectively, of the Company. In addition these individuals were also appointed to Board of Directors of the Company.

Pursuant to resolutions of the Company's board of directors and shareholders, the Company has submitted amended Articles of Incorporation to the Nevada Secretary of State to effect a corporate name change to "Along Mobile Technologies, Inc." and to increase the authorized number of common stock shares from 50,000,000, .001 par value, to 200,000,000, .001 par value.

The corporate name change is part of an overall communication plan to convey the Company's new core focus and its expanding business in various market sectors.

Main Glory Holdings Ltd, a company incorporated in Hong Kong ("Main Glory"), owns 100% of Shaanxi Jialong Hi-Tech Industries ("Shaanxi Hi-Tech"), a company organized under the laws of the People's Republic of China ("PRC"), and is a national publisher of wireless entertainment applications, including games, ring tones, images, news, pictures and other phone personalization features.

Shaanxi Hi-Tech 's portfolio of more than 100 applications is based on its own intellectual properties and other well established brands that are licensed from third parties. Among the games, Jialong Caribbean Pirate, Lingking Beads, Lethal Weapon and Jewel are a few of the most popular. Shaanxi Hi-Tech distributes its applications through its 600 unique network terminal downloaders in major cities in western China.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and may involve risks, uncertainties and other factors that may cause the company's actual results to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, risks that future acquisitions may be unsuccessful and the market for the company's current product(s) will be limited. We undertake no obligation to revise or update publicly any forward-looking statements.

CONTACT: Unise Group Inc.
Eva Lee, 86-29-88360086 (Investor Relations)
Fax: 86-29-88360090
evalee@unisegroup.com